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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

For Immediate Release                                                Page 1 of 2
Contact: Investor Relations - (800) 200-7032
Website: www.northcountrybank.com

               FORMER BANK EXAMINER AND LOAN SPECIALIST APPOINTED
              CHIEF LENDING OFFICER AT NORTH COUNTRY BANK AND TRUST

(Manistique, Michigan) -- North Country Financial Corporation (Nasdaq: NCFC), and its primary subsidiary, North Country Bank and Trust, announced the hiring of Kelly W. George as Senior Vice President/Chief Lending Officer of the bank, effective September 3, 2003. According to Jim Bess, President and CEO of NCFC and North Country Bank and Trust, "Kelly will be responsible for the administration of the bank's lending function. This will include fostering a safe and sound lending operation, promoting the bank's products and services, and retaining the bank's core loan customers."

         Mr. George began his banking career in 1990 with Bank One Cleveland, N.A. in Cleveland, Ohio. He later served as a Commercial Lending Officer/Branch Manager with National City Bank of Cleveland, Ohio and was hired as a Bank Examiner with the Federal Reserve Bank of Cleveland in 1997. As an Examiner-in-Charge with the Federal Reserve Bank, his duties included evaluating commercial banks and parent holding companies in the areas of: capital protection, asset quality, management, earnings performance, liquidity and interest rate risk. In 2001, he was named Senior Vice President/Chief Lending Officer for the Commercial and Savings Bank in Millersburg, Ohio. There, he was part of Mr. Bess' senior management team that was successful in having a Written Agreement terminated.





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PAGE 2 OF 2 -- FORMER BANK EXAMINER AND LOAN SPECIALIST APPOINTED CHIEF LENDING
OFFICER...

         Mr. George was instrumental in eliminating problem loans, decreasing non-performing assets and fostering strong loan portfolio growth.

         "Kelly is a high energy, productive person who brings proven, hands-on experience putting loan systems, processes and staffing in place to administer loans efficiently and effectively," said Mr. Bess. "We are very pleased he has joined our bank."

         Headquartered in Manistique, Michigan, North Country Bank and Trust has branches located throughout Michigan's Upper Peninsula and northern Lower Michigan.

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